UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Heritage Insurance Holdings, Inc.

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Heritage Insurance Holdings, Inc.

2600 McCormick Drive Suite 300

Clearwater, Florida 33759

April 3, 2019

To Our Stockholders:

On behalf of the Board of Directors and management of Heritage Insurance Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders to be held on May 1, 2019, at 10:00 a.m. (ET), at the Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607.

The following pages contain the formal notice of the annual meeting, the proxy statement and the proxy card. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

The purpose of the meeting is to consider and vote upon proposals to (i) elect nine directors who have been nominated for election, (ii) ratify the appointment of our independent registered public accounting firm for 2019 and (iii) transact such other business as may properly come before the meeting.

Whether or not you plan to attend the meeting, your vote is important. You may vote by signing, dating and returning your proxy card in the enclosed proxy envelope, by calling the toll free number on the proxy card or via the Internet using the instructions on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Bruce Lucas

Chairman and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Wednesday, May 1, 2019 at 10:00 a.m. (ET)

Location:	The Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607

Admission:	When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Record Date:	April 1, 2019

Voting:	Each share of common stock entitles you to one vote on each matter to be voted on at the annual meeting. Cumulative voting is not permitted.

Items of Business:

(1) To elect nine members of the Board of Directors to serve until the 2020 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

(2) To ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019; and

(3) To transact such other business as may properly come before the meeting.

This proxy statement, including the form of proxy and our 2018 Annual Report are first being mailed to stockholders on or about April 3, 2019.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Items to be Voted on at the 2019 Annual Meeting of Stockholders

Proposals		Board of Directors’ Recommendation
PROPOSAL 1	Elect nine members of the Board of Directors to serve until the 2020 annual meeting of stockholders or until their respective successors are elected and qualified.	FOR
PROPOSAL 2	Ratify the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019.	FOR

Director Nominees

			Committee Memberships
Name	Director Since	Independent	AC	CC	CGN
Bruce Lucas (Chairman and CEO)	2012	No
Richard Widdicombe (President)	2012	No
Panagiotis (Pete) Apostolou	2012	Yes
Irini Barlas	2014	Yes	C, F	M
Steven Martindale	2018	No
James Masiello	2014	Yes		C	M
Nicholas Pappas	2014	Yes		M	C
Joseph Vattamattam	2014	Yes	M
Vijay Walvekar	2012	Yes	M		M

AC	Audit Committee	C	Chair
CC	Compensation Committee	M	Member
CGN	Corporate Governance and Nominating Committee	F	Financial expert

Corporate Governance

We are committed to high standards of ethical and business conduct and strong corporate governance practices. This commitment is highlighted by the practices described below.

•	Annual Elections: Our directors are elected annually for one-year terms.

•

Director Independence: A majority of our director nominees are independent, and our key Board committees (Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee) are comprised entirely of independent directors.

•	No Shareholder Rights Plan. We do not currently have in place, nor have we ever had, a shareholder rights plan, commonly known as a “poison pill.”

Performance Highlights

Key achievements for 2018 include:

•	Total revenues increased by 18% to $480 million.

•	Gross premiums earned increased by 44% to $926 million.

•

Achieved $27 million of net income, a 7% return on average equity and a 90% net combined ratio, despite retaining $45 million of pre-tax net catastrophe losses and $18 million of non-core pre-tax expenses. The Company’s vertical integration of the claims handling process benefitted 2018 results, with hurricane mitigation revenue stemming both from 2017 and 2018 hurricanes.

•

Achieved $17 million of NBIC-related reinsurance synergies in the 2018-2019 reinsurance program and expect another $7-9 million in the following year’s program. The 2018-2019 reinsurance program also benefited from cost savings associated with Florida exposure management efforts.

•	Favorable prior and current accident year reserve development in third and fourth quarters, reflecting benefit of recent reserving initiatives.

•	Prudent underwriting and diversification efforts drove a 39% year-over-year reduction in new Tri-County Florida water claims, tempering risk for equity investors and reinsurers.

•

Retired $155.4 million of debt, while borrowing $114.2 million at a lower interest rate, resulting in over $7 million of annual pre-tax interest savings and a seven-point debt-to-capital ratio reduction. In first quarter 2019, repurchased an incremental $5.8 million principal amount of convertible notes and paid down $10 million of revolving credit facility debt, further reducing interest expense and financial leverage; 83% of the convertible notes issued in 2017 have been repurchased, leaving only $23.4 million in principal amount outstanding held by third parties.

•	Returned over $8 million of capital to shareholders through dividends and share repurchases.

•	Received licenses in Maryland and Virginia, bringing total licensed count to 15 states and expanded Contractors’ Alliance Network and commercial residential products to the northeast.

•	Expanded relationship with GEICO’s insurance agency to all states and launched partnership with Safeco Insurance, a Liberty Mutual Company, in the northeast.

Proxy Statement for the Annual Meeting of Stockholders of

HERITAGE INSURANCE HOLDINGS, INC.

To Be Held on May 1, 2019

2600 McCormick Drive Suite 300

Clearwater, Florida 33759

PROXY STATEMENT

This proxy statement and enclosed proxy card are being furnished commencing on or about April 3, 2019 in connection with the solicitation by the Board of Directors of Heritage Insurance Holdings, Inc., a Delaware corporation. In this proxy statement, we refer to Heritage Insurance Holdings, Inc. as the “Company,” “we,” “our” or “us” and the Board of Directors as the “Board.” We are sending the proxy materials because the Board is seeking your permission (or proxy) to vote your shares at the annual meeting of stockholders on your behalf. This proxy statement presents information that is intended to help you in reaching a decision on voting your shares of common stock. Only stockholders of record at the close of business on April 1, 2019, the record date, are entitled to vote at the meeting, with each share entitled to one vote. We have no other voting securities.

Questions and Answers about Voting and the Annual Meeting

When and where is the Annual Meeting being held?

•	We will hold the annual meeting on May 1, 2019, at 10:00 a.m. (ET), at the Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607.

Who can attend the Annual Meeting?

•

Only record or beneficial owners of the Company’s common stock or their proxies may attend the annual meeting in person. When you arrive at the annual meeting, you must present photo identification, such as a driver’s license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account or bank statement.

Who can vote at the Annual Meeting?

•

The record date for the annual meeting is April 1, 2019. You may vote all shares of the Company’s common stock that you owned as of the close of business on that date. Each share of common stock entitles you to one vote on each item to be voted on at the annual meeting. Cumulative voting is not permitted. On the record date, 30,013,018 shares of our common stock were outstanding.

Will my vote be disclosed to anyone?

•	Your vote is confidential and will not be disclosed to any officer, director or employee, except in certain limited circumstances, such as when you request or consent to disclosure.

How can I vote if I am unable to attend the Annual Meeting?

•	If your shares of common stock are held in your name, you can vote your shares on items presented at the annual meeting or by proxy. There are three ways to vote by proxy:

1.	By Telephone — You can vote by telephone by calling 1-800-652-VOTE (8683) and following the instructions on the proxy card;

2.	By Internet — You can vote over the Internet by following the instructions on the proxy card; or

3.	By Mail — You can vote by mail by signing, dating and mailing the enclosed proxy card.

How can I vote if my shares are held through a broker?

•

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and your broker, bank or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting with proper evidence of stock holdings, such as a recent brokerage account or bank statement. Street name stockholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

•

If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker and present it at the annual meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares in certain cases. Brokers may vote your shares as described below.

•

Non-discretionary Items. All items, other than the ratification of the appointment of the Company’s independent registered public accounting firm, are “non-discretionary” items. It is critically important that you submit your voting instructions if you want your shares to count for non-discretionary items, such as the election of directors. Your shares will remain unvoted for such items if your broker does not receive instructions from you.

•

Discretionary Items. The ratification of the appointment of the Company’s independent registered public accounting firm is a “discretionary” item. Brokers that do not receive instructions from beneficial owners may vote uninstructed shares in their discretion.

What is the quorum required for the meeting to be held?

•

In order to carry on the business of the meeting, we must have a quorum. This means that stockholders representing a majority of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum but broker non-votes are not considered “present” for purposes of voting on non-discretionary items. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Can I change my vote after I return my proxy card?

•

You can revoke your proxy at any time before your shares are voted by (1) delivering a written revocation notice prior to the annual meeting to Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759; (2) submitting a later-dated proxy that we receive no later than the conclusion of voting at the annual meeting; or (3) voting in person at the annual meeting. Attending the annual meeting does not revoke your proxy unless you vote in person at the meeting. If your shares are held in street name, you must contact your broker of nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

What is the vote required to elect directors?

•

Directors will be elected by a plurality of the votes present in person or by proxy at the annual meeting and entitled to vote. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the annual meeting

What is the vote required to adopt all other proposals on the agenda?

•

The ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.

What are the consequences if I choose not to vote on a specific proposal?

•

You may “withhold” your vote with respect to any nominee in the election of directors and may “abstain” from voting on the other proposals. Shares “abstaining” from voting on any proposal will be counted as present at the annual meeting for purposes of establishing the presence of a quorum. “Withhold” votes with respect to any nominee for director will have no effect on the election of directors. Your abstention will have the effect of a vote against the ratification of the appointment of Plante & Moran, PLLC as independent registered public accounting firm for fiscal year 2019. Broker non-votes will have no effect on the election of directors. There will be no broker non-votes with respect to the ratification of Plante & Moran, PLLC’s appointment as independent registered public accounting firm, as it is a discretionary item.

JOBS Act Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and are therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2019; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Nominees

The size of the Board is currently set at ten members. At the annual meeting, the stockholders will elect nine directors to serve until the 2020 annual meeting of stockholders or until their respective successors are elected and qualified. The vacancy which will occur after the annual meeting and any other vacancies occurring after the election may be filled by a majority vote of the remaining directors. In accordance with the Company’s Bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of stockholders.

Assuming a quorum is present, the nine nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. All nominees have consented to serve as directors, if elected. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders may vote for any nominee designated by the present Board to fill the vacancy. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named herein will be unable or unwilling to serve as a director if elected.

The Company believes that its Board, as a whole, should encompass a range of talent, skill, diversity, experience and expertise enabling it to provide sound guidance with respect to the Company’s operations and interests. In addition to considering a candidate’s background, experience and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our business. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying candidates, the Corporate Governance and Nominating Committee strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate level of talent, skills and expertise to oversee the Company’s business. The Company regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. The Company’s policy is to have at least a majority of our directors qualify as “independent directors” as defined in the rules of the NYSE. Currently, seven of our ten directors are independent. See page 11 for a further discussion of director independence.

The Corporate Governance and Nominating Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of the Company, particularly in industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the director nominees holds or has held senior positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development.

The Corporate Governance and Nominating Committee also believes that each of the nominees, each of whom is a current director, has the experience, expertise, integrity, sound judgment and ability to engage management in a collaborative fashion to collectively comprise an effective Board. In addition, the Corporate Governance and Nominating Committee believes that each of the nominees is committed to devoting significant time and energy to service on the Board and its committees.

The names of the director nominees, their ages as of April 1, 2019, their recent employment or principal occupation, the names of any public companies for which they currently serve as a director or have served as a director within the past five years, and their period of service as a Company director are set forth below.

Name	Age	Position
Bruce Lucas	47	Chairman and CEO
Richard Widdicombe	60	President and Director
Pete Apostolou	44	Director
Irini Barlas(1)(2)	47	Director
Steven Martindale	56	Director
James Masiello(2)(3)	78	Director
Nicholas Pappas(2)(3)	44	Director
Joseph Vattamattam(1)	42	Director
Vijay Walvekar(1)(3)	72	Director

(1)	Current member of our Audit Committee.
(2)	Current member of our Compensation Committee.
(3)	Current member of our Corporate Governance and Nominating Committee.

DIRECTOR NOMINEES

Bruce Lucas. Mr. Lucas has served on our Board since we began operations in August 2012. Mr. Lucas has served as our Chairman and CEO since May 2014 and served as our Chairman and Chief Investment Officer from August 2012 to May 2014. Prior to joining the Company, from January 2012 to August 2012, Mr. Lucas served as the Managing Member of IIM Holdings, II, LLC, an investment company. Prior to that, Mr. Lucas served as Chief Executive Officer of Infinity Investment Funds, a hedge fund, from April 2009 to December 2011. Prior to joining Infinity, Mr. Lucas was a restructuring attorney at Weil, Gotshal & Manges LLP. Mr. Lucas brings to the Board a critical link to management’s perspective in board discussions regarding the business and strategic direction of the Company.

Richard Widdicombe. Mr. Widdicombe has served on our Board and as our President since we began operations in August 2012. Mr. Widdicombe served as our Chief Executive Officer from August 2012 to May 2014. Prior to joining the Company, Mr. Widdicombe served as Risk Manager of Homeowners Choice Property & Casualty Insurance Company (NYSE: HCI) from November 2009 to September 2011. Prior to that, Mr. Widdicombe served as President of People’s Trust Insurance Company from July 2007 to February 2009. Mr. Widdicombe brings to the Board an in-depth knowledge of the insurance industry gained from his years of leadership experience at multiple insurance carriers.

Pete Apostolou. Mr. Apostolou has served on our Board since we began operations in August 2012. Mr. Apostolou is the owner of Central Parking Services, which he founded in 2010. He is also a real estate broker and owner of Alexa Realty of St. Petersburg, which he founded in 2004. Mr. Apostolou also serves as a manager and owner of several other commercial real estate companies. Mr. Apostolou brings to the Board an in-depth knowledge of the Florida commercial and residential real estate market.

Irini Barlas. Ms. Barlas has served on our Board since August 2014. Ms. Barlas is the Chief Financial and Operating Officer of Megastar Advisors, LLC, an insurance marketing and training organization, and has served in such role since January 2014. Since February 2010, Ms. Barlas has also served as the Director of Accounting and Finance of Barlas & Chambers, a provider of tax, insurance and investment services. Previously, from January 2009 through January 2010, Ms. Barlas was an auditor at Grant Thornton LLP. Ms. Barlas is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants. Ms. Barlas brings to the Board extensive experience in financial statement preparation and financial reporting and analysis.

Steven Martindale. Mr. Martindale has served on our Board since January 2018. Mr. Martindale served as our Chief Financial Officer from May 2016 to January 2018 and as our Co-Chief Financial Officer from January 2018 to April 2018. Prior to joining the Company, Mr. Martindale served as Chief Financial Officer at People’s Trust Insurance Company, a privately held insurer licensed in the State of Florida, from September 2013 to May 2016. Prior to People’s Trust, Mr. Martindale was Chief Regulatory Officer for the State of Ohio from April 2011 to September 2013. From August 2008 to September 2013, Mr. Martindale was a partner and consulting chief financial officer for Focus CFO, a financial consulting firm. From January 2005 to August 2008, Mr. Martindale worked at ProCentury as Vice President Corporate Governance. Mr. Martindale has also held various other positions in both accounting and auditing. Mr. Martindale brings to the board in-depth financial knowledge, as well as executive management and leadership experience.

James Masiello. Mr. Masiello has served on our Board since April 2014 and served as a director pending regulatory approval in 2013. Mr. Masiello founded Alliance Holdings, Inc., the parent company of Strategic Independent Agency Alliance, Inc. (SIAA), a national alliance of insurance agents, in 1994 and has served as its Chairman and Chief Executive Officer since that time. Mr. Masiello brings to the Board extensive operational and executive leadership experience in the insurance industry.

Nicholas Pappas. Mr. Pappas has served on our Board since April 2014 and served as a director pending regulatory approval in 2013. Mr. Pappas is the President and owner of FlameStone American Grill, a restaurant in the Tampa area that opened in 2007. Mr. Pappas also owns or serves on the executive team of several commercial real estate holding companies with properties in the Tampa and Jacksonville, Florida areas. Mr. Pappas brings to the Board an entrepreneurial and executive management background, as well as a strong knowledge of the Florida commercial real estate market.

Joseph Vattamattam. Mr. Vattamattam has served on our Board since April 2014 and served as a director pending regulatory approval in 2013. Mr. Vattamattam is the Chief Executive Officer of HealthMap Solutions, a provider of technology and consulting services to healthcare organizations, a position he has held since July 2013. Prior to that, Mr. Vattamattam served as Vice President of Medical Economics at CareCentrix, Inc., a provider of home health solutions, from August 2010 to July 2013 and as Area Vice President, Operations from January 2010 to August 2010. Prior to that, Mr. Vattamattam held several positions at WellCare Health Plans, a provider of managed care services, from June 2007 to December 2009, most recently as Director, Health Services. Mr. Vattamattam previously held positions at Wachovia Securities and PricewaterhouseCoopers LLP. Mr. Vattamattam brings to the board executive management and leadership skills, as well as an in-depth knowledge of capital markets and financial analysis.

Vijay Walvekar. Mr. Walvekar has served on our Board since we began operations in August 2012. Mr. Walvekar currently serves as Vice President of Central Home Health Care, Inc., a position he has held since January 1985. Mr. Walvekar also serves as President or Managing Member of several real property holding companies owning real estate in Florida and Michigan. Mr. Walvekar also serves as Managing Director of Control-Touch Electronics (Poona) Pvt. Ltd., an Indian technology company since 1986. Mr. Walvekar possesses knowledge and experience in real estate, strategic planning and leadership.

Required Vote

Directors are elected by a plurality of the votes of the shares present in person or by proxy at the annual meeting and entitled to vote on the election of directors. The individuals who receive the largest number of votes will be elected as directors up to the maximum number of directors to be elected at the annual meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

Plante & Moran, PLLC (“Plante & Moran”) has served as our independent registered public accounting firm since June 2018 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although ratification is not required by our Bylaws or otherwise, we are submitting the selection of Plante & Moran to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. In the event that ratification of this selection is not approved by the affirmative vote of the holders of a majority of the shares of common stock of the Company represented at the annual meeting in person or by proxy and entitled to vote on the item, the Audit Committee and the Board will review the Audit Committee’s future selection of an independent registered public accounting firm, but is not bound by the stockholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of us and our stockholders.

Prior to the engagement of Plante & Moran, Grant Thornton LLP (“Grant Thornton”) had served as our independent auditor from November 2013. In June 2018, our Audit Committee approved the dismissal of Grant Thornton and appointed Plante & Moran as our independent registered public accounting firm. Grant Thornton’s audit reports on our financial statements for our prior years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years ended December 31, 2017 and December 31, 2016 and during the subsequent interim period from January 1, 2018 through June 14, 2018, (i) there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K. In June 2018, we filed a Current Report on Form 8-K to announce the changes in our independent registered public accounting firms, attaching as an exhibit thereto the letter we requested from Grant Thornton addressed to the SEC stating that it agreed with the statement contained in the Current Report.

Representatives of Plante & Moran will be available via teleconference at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the Company’s common stock present at the annual meeting in person or by proxy and entitled to vote on this proposal is required to approve the ratification of the appointment of Plante & Moran as the Company’s independent registered public accounting firm for the current fiscal year.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board determines whether it is appropriate to combine or separate the roles of Chairman of the Board and CEO depending on the Company’s circumstances at the time. Our Board currently believes it is in the best interests of the Company to combine the positions of Chairman and CEO because this provides the Company with unified leadership and direction. Mr. Lucas, who currently serves as the Company’s CEO and as Chairman of the Board, possesses in-depth knowledge of the issues, opportunities and challenges the Company faces, and is thus best positioned to develop agendas and highlight issues that ensure that the Board’s time and attention are focused on the most critical matters. In addition, the Board has determined that this leadership structure is optimal because it believes that having one leader serving as both the Chairman and CEO provides decisive, consistent and effective leadership, as well as clear accountability. Having one person serve as Chairman and CEO also enhances the Company’s ability to communicate its message and strategy clearly and consistently to its stockholders, employees, and business partners, particularly during times of turbulent economic and industry conditions. Although the Board believes that the combination of the Chairman and CEO roles is appropriate under current circumstances, it will continue to review the roles periodically to determine whether, based on the relevant facts and circumstances, separation of these offices would serve the Company’s best interests and the best interests of its stockholders.

Board of Directors Role in Risk Oversight

Our Board oversees the risk management activities designed and implemented by our management. The Board executes its oversight responsibility for risk management both directly and through its committees. The full Board also considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the Board receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

Our Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management, as described below.

Meetings and Committees of the Board of Directors

During 2018, the Board held 4 meetings. During 2018, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period in which he or she was a director and (ii) the total number of meetings held by all of the committees of the Board on which he or she served. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The Audit, Compensation and Corporate Governance and Nominating Committees were formally established in May 2014 in connection with the Company’s initial public offering and operate under written charters adopted by the Board.

At the Board meetings, independent directors of the Company meet regularly in executive session without management as required by the NYSE listing standards. Generally, executive sessions are held in conjunction with regularly-scheduled meetings of the Board. Mr. Masiello presides over executive sessions of the Board. In 2018, the non-employee independent members of the Board met in executive session 4 times.

Audit Committee. Ms. Barlas and Messrs. Vattamattam and Walvekar serve on the Audit Committee. Ms. Barlas serves as the chairwoman of our Audit Committee and, subject to her re-election to serve an additional one-year term, the Board has selected Ms. Barlas to continue as chairwoman of the Audit Committee. The Audit Committee is composed of non-employee directors, each of whom is independent under Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE. Ms. Barlas meets the requirements of an audit committee financial expert under SEC rules. During 2018, the Audit Committee held 7 meetings.

The Audit Committee is responsible for, among other things:

•	appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them;

•	overseeing our independent registered public accounting firm’s qualifications, independence and performance;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	reviewing and approving related person transactions.

Compensation Committee. Ms. Barlas and Messrs. Masiello and Pappas serve on the Compensation Committee. Mr. Masiello serves as the chairman of our Compensation Committee and, subject to his re-election to serve an additional one-year term, the Board has selected Mr. Masiello to continue as chairman of the Compensation Committee. The Compensation Committee is composed of non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE, including the heightened independence requirements specific to compensation committee members. During 2018, the Compensation Committee held one meeting and also acted by written consent in lieu of a meeting.

The Compensation Committee is responsible for, among other things:

•	reviewing key employee compensation goals, policies, plans and programs, including management development and succession plans;

•	reviewing and approving the compensation of the Company’s directors, chief executive officer and other executive officers

•	reviewing and approving employment agreements and other similar arrangements between the Company and the Company’s executive officers; and

•	administering the Company’s stock plans and other incentive compensation plans.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee was at any time during 2018 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance and Nominating Committee. Messrs. Masiello, Pappas and Walvekar serve on the Corporate Governance and Nominating Committee. Mr. Pappas serves as the chairman of our Corporate Governance and Nominating Committee and, subject to his re-election to serve an additional one-year term, the Board has selected Mr. Pappas to continue as chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed of independent non-employee directors, each of whom is independent as required by the applicable listing standards of the NYSE. During 2018, the Corporate Governance and Nominating Committee held one meeting.

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	identifying individuals qualified to become members of the Board consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the annual meeting of stockholders, or to fill any vacancies;

•	recommending to the Board director nominees for each committee of the Board;

•	evaluating the performance, composition, duties and responsibilities of the Board and its committees;

•	developing, recommending, and reviewing annually our Corporate Governance Guidelines;

•	reviewing our Code of Business Conduct and Ethics; and

•	reviewing potential conflicts of interest involving our executive officers.

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee will consider the candidate’s professional ethics and values, relevant management experience and a commitment to enhancing stockholder value. We regularly assess the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Corporate Governance and Nominating Committee from current Board members, stockholders, professional search firms, officers or other persons. The Corporate Governance and Nominating Committee will review all candidates in the same manner regardless of the source of recommendation, including from stockholders.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with our Bylaws. Any stockholder recommendations which are submitted under the criteria summarized above should include the candidate’s name and qualifications for Board membership and should be addressed to our Corporate Secretary.

For purposes of potential nominees to be considered at the 2020 annual stockholders’ meeting, the Corporate Secretary must receive this information no earlier than January 3, 2020 and no later than the close of business on February 2, 2020 in accordance with the procedures in the Bylaws. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate and information that would be required to solicit a proxy under federal securities law. In addition, the notice must include the stockholder’s name, address and the number of shares beneficially owned (and the period they have been held).

In 2018, we did not engage a third party to identify, evaluate or assist in identifying potential nominees for director.

Director Independence

There are no family relationships among any of our executive officers or directors. Our Board has affirmatively determined that each of Messrs. Apostolou, Houvardas, Masiello, Pappas, Vattamattam and Walvekar and Ms. Barlas is an “independent director,” as defined under the rules of the NYSE. In making the independence determination, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances that the Board deemed relevant, including the beneficial ownership of the Company’s capital stock by each non-employee director. Mr. Houvardas is not standing for re-election at the annual meeting, at which time his term as a director will expire.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our Chief

Accounting Officer. The Code of Ethics is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.”

Only the Board or an appointed committee may grant a waiver of the Code of Ethics for our executive officers or directors, and any such waiver will be disclosed to the extent required by law or the listing requirements of the NYSE. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Governance Documents

Current copies of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee charters are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” In addition, the Board has adopted corporate governance guidelines, which are available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Information on, or accessible through, our website is not a part of, or incorporated by reference into, this proxy statement.

Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders and other interested parties may contact any member (or all members) of the Board, or the non-management directors as a group, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual directors or any group or committee of directors, correspondence should be addressed to the Board or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent c/o Kirk Lusk, Chief Financial Officer, Heritage Insurance Holdings, 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. The Corporate Secretary will forward copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires the attention of any member, group or committee of the Board.

Attendance at Annual Meeting

Directors are encouraged, but not required, to attend our annual stockholders’ meeting. In 2018, 8 directors attended the annual stockholders’ meeting.

EXECUTIVE OFFICERS

The names of the executive officers of the Company and their ages, titles and biographies are set forth below.

Bruce Lucas, 47, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Lucas’ business experience.

Richard Widdicombe, 60, is being nominated for the position of director of the Company. See “Director Nominees” for a discussion of Mr. Widdicombe’s business experience.

Kirk Lusk, 57, has served as our Chief Financial Officer since April 2018 and as our Co-Chief Financial Officer since January 2018. Prior to joining us, from January 2013 to February 2018, Mr. Lusk served as Chief Financial Officer of Narragansett Bay Insurance Company (“NBIC”), which was acquired by us in November 2017 in connection with the acquisition of NBIC Holdings, Inc., the parent company of NBIC. Prior to that, Mr. Lusk served as International Chief Financial Officer of Aetna, Inc. from 2008 through 2012, Chief Financial Officer of Alea Group Holdings Bermuda Ltd. from 2005 through 2008 and Chief Financial Officer of GE ERC’s Global Casualty and GE Capital Auto Warranty Services from 1998 through 2004.

Ernie Garateix, 47, has served as our Chief Operating Officer since December 2014. Prior to that, from August 2012 to December 2014, Mr. Garateix served as our Executive Vice President. Prior to joining us, Mr. Garateix served as Vice President for American Integrity Insurance Group beginning in October 2007.

Sharon Binnun, 57, has served as our Chief Accounting Officer since May 2016. Prior to that, she served as our Executive Vice President of Finance beginning in November 2014. Prior to joining us, Ms. Binnun served as the Executive Vice President of Cypress Property Insurance Company from July 2013 to August 2014. Prior to that, Ms. Binnun served as the Chief Financial Officer of Citizens Property Insurance Corporation from February 2007 to July 2013. Ms. Binnun’s prior employment includes Deputy Insurance Commissioner in Florida as well as a career at Deloitte & Touche. Ms. Binnun is a certified public accountant in the State of Florida.

Joseph Peiso, 60, has served as our Vice President of Compliance since May 2014 and previously served as our Controller from September 2012 to May 2014. Prior to joining us, Mr. Peiso served as Chief Financial Officer of Sunz Insurance Holdings, LLC from September 2011 to August 2012. Prior to that, Mr. Peiso served as Chief Financial Officer of United Insurance Holdings Corporation (NASDAQ: UIHC) from January 2010 to August 2011. From June 2004 to December 2009, Mr. Peiso served as Managing Member of Sarasota Bay Insurance Managers, LLC. Mr. Peiso is a certified public accountant in the State of Florida.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2019 (except as indicated below) by:

•	all persons known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors and director nominees;

•	each of our named executive officers listed in the “EXECUTIVE AND DIRECTOR COMPENSATION” section of this proxy statement; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Heritage Insurance Holdings, Inc., 2600 McCormick Drive, Suite 300, Clearwater, Florida 33759.

Name and Address	Number of Shares Beneficially Owned(1)		Approximate Percent of Class(1)
CERTAIN BENEFICIAL OWNERS (not including directors and executive officers):
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	1,569,009		5.2%
DIRECTORS, DIRECTOR NOMINEES AND NAMED EXECUTIVE OFFICERS:
Bruce Lucas	1,227,496	(3)	4.1%
Richard Widdicombe	741,778		2.5%
Ernie Garateix	129,254		*
Pete Apostolou	160,000		*
Irini Barlas	55,648	(4)	*
Trifon Houvardas	348,855	(5)	1.2%
Steven Martindale	5,150		*
James Masiello	359,990	(6)	1.2%
Nicholas Pappas	63,745	(7)	*
Joseph Vattamattam	51,441		*
Vijay Walvekar	335,889	(8)	1.1%
All directors and executive officers as a group (14 persons)	3,602,577		12.0%

*	= less than 1%
(1)

“Beneficial ownership” means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2019 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. The number of shares beneficially owned is determined as of April 1, 2019, and the percentages are based upon 30,013,018 shares of our common stock outstanding as of April 1, 2019. Unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares of common stock beneficially owned by such stockholder.

(2)

Based solely on a Schedule 13G (Amendment No. 3) filed by BlackRock, Inc. on February 4, 2019, of the 1,569,009 shares of our common stock beneficially owned, BlackRock, Inc. has (a) sole voting power with respect to 1,513,576 shares, and (b) sole investment power with respect to all 1,569,009 shares. The principal business address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(3)	Includes (i) 67,600 shares held by IIM Holdings, LLC and IIM Holdings II, LLC, entities controlled by Mr. Lucas and (ii) 213,037 shares held by the Alec Lucas Trust.
(4)	Includes (i) 36,050 shares held by the Lee M. Barlas and Irini Barlas Living Trust and (ii) 6,852 shares held by Ms. Barlas’ spouse.
(5)	Includes 308,605 shares held by K&M Insurance Investors, LLC, an entity controlled by Mr. Houvardas.
(6)	Includes (i) 22,195 shares held by Mr. Masiello’s wife and (ii) 91,500 shares held by Alliance Holdings, Inc., an entity controlled by Mr. Masiello and members of his family.
(7)	These shares are held jointly by Mr. Pappas and his father.
(8)	Includes 287,889 shares held by Mr. Walvekar’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our common stock. They are also required to provide us with copies of any forms they file.

Based solely on our review of the reports furnished to us, we believe that during the last fiscal year, all reports filed by our directors and executive officers under Section 16(a) were made timely, except that Mr. Lusk filed an amendment to a timely filed Form 4 that inadvertently reported only the amount vesting on the first vesting date of a restricted stock award, but such amendment was not filed in a timely manner relative to the transaction date.

EXECUTIVE COMPENSATION

Executive Compensation Program Summary

General Overview

This executive compensation program summary outlines our compensation philosophy, describes the process for setting compensation of our named executive officers and describes the elements of our executive compensation program in 2018. For 2018, our named executive officers, listed below, were our CEO and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2018:

•	Bruce Lucas, Chairman and CEO;

•	Richard Widdicombe, President; and

•	Ernie Garateix, Chief Operating Officer.

Compensation Philosophy

Our compensation philosophy is based on pay-for-performance principles. Our executive compensation program is designed to accomplish each of the following goals:

•	reward superior financial and operational performance;

•	motivate our executive officers to build and grow our business profitably;

•	align the interests of our executive officers with those of our stockholders; and

•	enable us to attract, retain and motivate qualified executive officers.

2018 Performance Highlights

In 2018, we delivered solid financial and operational performance despite net losses incurred related to Florida hurricane activity and winter storms in the northeast:

•	Total revenues increased by 18% to $480 million.

•	Gross premiums earned increased by 44% to $926 million.

•

Achieved $27 million of net income, a 7% return on average equity and a 90% net combined ratio, despite retaining $45 million of pre-tax net catastrophe losses and $18 million of non-core pre-tax expenses. The Company’s vertical integration of the claims handling process benefitted 2018 results, with hurricane mitigation revenue stemming both from 2017 and 2018 hurricanes.

•

Achieved $17 million of NBIC-related reinsurance synergies in the 2018-2019 reinsurance program and expect another $7-9 million in the following year’s program. The 2018-2019 reinsurance program also benefited from cost savings associated with Florida exposure management efforts.

•	Favorable prior and current accident year reserve development in third and fourth quarters, reflecting benefit of recent reserving initiatives.

•	Prudent underwriting and diversification efforts drove a 39% year-over-year reduction in new Tri-County Florida water claims, tempering risk for equity investors and reinsurers.

•

Retired $155.4 million of debt, while borrowing $114.2 million at a lower interest rate, resulting in over $7 million of annual pre-tax interest savings and a seven-point debt-to-capital ratio reduction. In first quarter 2019, repurchased an incremental $5.8 million principal amount of convertible notes and paid down $10 million of revolving credit facility debt, further reducing interest expense and financial leverage; 83% of the convertible notes issued in 2017 have been repurchased, leaving only $23.4 million in principal amount outstanding held by third parties.

•	Returned over $8 million of capital to shareholders through dividends and share repurchases.

•	Received licenses in Maryland and Virginia, bringing total licensed count to 15 states and expanded Contractors’ Alliance Network and commercial residential products to the northeast.

•	Expanded relationship with GEICO’s insurance agency to all states and launched partnership with Safeco Insurance, a Liberty Mutual Company, in the northeast.

As discussed in more detail below, the Compensation Committee took into account our 2018 financial and operational performance in making its 2018 executive compensation decisions, and a significant portion of the annual compensation for our named executive officers were tied to our annual EBITDA performance.

Compensation Setting Process

The Compensation Committee is responsible for reviewing and approving compensation of our CEO and our other executive officers, and for setting our executive compensation and benefits policies and programs generally. In formulating our executive compensation program, the Compensation Committee does not benchmark to a particular industry or group of companies, but it draws information from general experience of the insurance industry and comparable companies.

Each of our three named executive officers has an employment agreement which provides for a minimum annual base salary and an annual cash incentive award based on our annual EBITDA performance, as described below. Each year, the Compensation Committee reviews our EBITDA performance for the fiscal year and the individual contributions of each executive officer, and determines the size of the EBITDA cash incentive award pool and the allocation of the pool to our executive officers, as more fully described below. Our CEO provides the Compensation Committee with recommendations regarding the allocation of the pool to our executive officers (other than our CEO), subject to the requirements of any individual employment agreements.

Elements of Executive Compensation Program

Our 2018 executive compensation program consisted of three primary elements:

Base Salary – We provided base salaries, which are intended to be generally competitive with salaries of similarly-situated executives at comparable companies and are based on the executive officer’s role and responsibilities, individual job performance and experience. The base salaries for our named executive officers were initially set pursuant to their respective employment agreements.

Annual Cash Incentive Award – We provided annual cash incentive awards, which were based on, and commensurate with, our 2018 EBITDA performance. Annual cash incentive awards are performance-based and designed to drive performance, motivate and reward eligible employees who contribute positively towards our growth and business strategy. Annual cash incentive awards are only paid if we achieve positive EBITDA for the fiscal year. As a result, any growth in the size of the pool is a function of the Company’s EBITDA performance growth. As described below, the employment agreements for certain of our named executive officers set forth a target amount of annual cash incentive award, subject to the achievement of certain EBITDA targets, and allocated in the discretion of the Compensation Committee.

Long-Term Equity Awards – We did not grant any equity awards to our named executive officers in 2018 because the grants of restricted stock we made in 2015 were intended to compensate our named executive officers over the five years following the grant. In addition, we previously granted stock options to certain of our named executive officers as long-term equity incentive compensation. However, the majority of those stock options were “underwater” and therefore remained unexercised when they expired in late 2017. The Compensation Committee reserves the right to alter its grant practice in light of business needs and changes in applicable laws and regulations, including the Tax Cuts and Jobs Acts and related repeal of the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Each of these elements is described in more detail in the discussion below regarding 2018 compensation decisions and the executive compensation tables and narrative disclosures that follow.

2018 Executive Compensation Decisions

As more fully described below in the narrative disclosures following the Summary Compensation Table, each of our named executive officers has an employment agreement which provides for an initial base salary (subject to annual cost of living and inflation-based adjustments) and an annual cash incentive award tied to our annual EBITDA performance. Consistent with historical practice, the Compensation Committee approved an EBITDA cash incentive award pool equal to 8.5% of our 2018 EBITDA, reduced by certain adjustments, resulting in a 2018 EBITDA cash incentive award pool of $6,120,000. The Compensation Committee decided to award to eligible employees $3,420,000 of the total pool, and to withhold and award the remaining pool in the future at its discretion based on such employees’ 2018 performance. The Compensation Committee’s 2018 executive compensation decisions for each of our named executive officers, which are based in large part on the terms of each named executive officer’s employment agreements which were effective in November 2015 at the time of the Company’s initial public offering, are discussed below.

Bruce Lucas

Base Salary – The Lucas Amended Agreement (defined below) provides for an initial base annual salary of $2.0 million commencing in 2016. In 2018, the Compensation Committee approved a 5% increase in Mr. Lucas’ base salary, reflecting cost of living and inflation-based adjustments.

Annual Cash Incentive Award – Pursuant to the Lucas Amended Agreement, for 2018, Mr. Lucas was entitled to an (i) incentive bonus of $1.75 million, subject to our achievement of at least $50 million in EBITDA for 2018, and (ii) annual cash bonus under our EBITDA bonus pool with a target amount equal to the greater of (1) $2.5 million or (2) the remainder of the EBITDA bonus pool after paying all employee bonuses. For 2018, the Compensation Committee approved a total annual cash incentive bonus for Mr. Lucas of $6.5 million, which represents a $3.0 million discretionary bonus, the $1.75 million incentive bonus he earned when the Company achieved at least $50 million in EBITDA for 2018, plus the remainder of the EBITDA pool not awarded to eligible employees (less the amount reserved by the Compensation Committee). In making its determination, the Compensation Committee considered Mr. Lucas’ individual contributions to the Company, including the following:

•	Successful integration of NBIC acquisition and achievement of meaningful reinsurance and operational synergies, substantially boosting the Company’s earnings power.

•

Implemented the Company’s multi-state infrastructure, forged partnerships with national insurance carriers and expanded relationships with large agencies, establishing a solid organic growth engine and positioning the Company to more nimbly respond to new business opportunities as they arise.

•	Significantly reduced total insured value concentration risk in certain geographies, strengthening the Company’s resilience to weather events and benefiting reinsurance spend.

•	Spearheaded underwriting actions that drove improved claims and litigation trends.

•	Optimized the Company’s capital structure, resulting in lower financial leverage and interest expense.

Richard Widdicombe

Base Salary – The Widdicombe Amended Agreement (defined below) provides for an initial base annual salary of $1.75 million commencing in 2016. In 2018, the Compensation Committee approved a 5% increase in Mr. Widdicombe’s base salary, reflecting cost of living and inflation-based adjustments.

Annual Cash Incentive Award – Pursuant to the Widdicombe Amended Agreement, for 2018, Mr. Widdicombe was entitled to an incentive bonus of $375,000, subject to our achievement of at least $50 million in EBITDA for 2018, and an annual cash bonus under our EBITDA bonus pool with a target amount of $375,000. In 2018, the Compensation Committee approved a total annual cash incentive bonus for Mr. Widdicombe of $750,000, which represents the $375,000 incentive bonus when the Company achieved at least $50 million in EBITDA for 2018, plus $375,000 from the EBITDA pool. In making its determination, the Compensation Committee considered Mr. Widdicombe’s individual contributions to the Company, including the following:

•	Improved performance of claims department;

•	Managed expansion of commercial general liability product and management of related loss costs; and

•	Fostered reinsurer and agency relationships.

Ernie Garateix

Base Salary – The Garateix Amended Agreement (defined below) provides for an initial base annual salary of $750,000 commencing in 2016. In 2018, the Compensation Committee approved a 14.3% increase in Mr. Garateix’ base salary, reflecting expansion of his responsibility following the NBIC acquisition and cost of living and inflation-based adjustments.

Annual Cash Incentive Award – Pursuant to the Garateix Amended Agreement, for 2018, Mr. Garateix was entitled to an annual cash bonus under our EBITDA bonus pool of up to $100,000. In 2018, the Compensation Committee approved an annual cash incentive bonus for Mr. Garateix of $500,000. In making its determination, the Compensation Committee considered Mr. Garateix’s individual contributions to the Company, including the following:

•	Managed expansion of span of control for operational matters throughout the Company group after successful M&A activity;

•	Successful conversion and integration of systems;

•	Successful integration of processes and personnel.

Severance and Change of Control Agreements

Our named executive officers are not party to any separate severance or change of control agreements. As described below, our named executive officers are entitled to certain severance and change of control payments and benefits pursuant to their employment agreements.

Employee Benefits

Our named executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as medical, dental, life, disability insurance programs and a 401(k) plan, except that the Company provides additional life and disability insurance benefits to its NEOs. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table and described in a footnote. In addition, in 2018, we provided non-elective contributions to the 401(k) accounts of all our employees, including our named executive officers, equal to 3% of annual compensation, subject to applicable limitations. We do not provide our named executive officers with any other material perquisites or similar personal benefits.

Summary Compensation Table

The following Summary Compensation Table discloses the compensation information for fiscal years 2017 and 2018 for our principal executive officer (“PEO”) and the two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of the last completed fiscal year (our “named executive officers”). Certain information regarding 2018 compensation and other information is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total ($)
Bruce Lucas	2018	2,205,000	3,000,000	3,500,000	30,043	8,735,043
Chairman and CEO	2017	2,059,885	—	4,633,022	44,911	6,737,818
Richard Widdicombe	2018	1,929,375	—	750,000	40,905	2,720,280
President	2017	1,802,164	137,000	750,000	51,035	2,740,698
Ernie Garateix	2018	900,000	—	500,000	25,820	1,425,820
Chief Operating Officer	2017	772,626	55,000	400,000	36,334	1,263,960

(1)	Discretionary bonus awarded and paid to Mr. Lucas in 2018.
(2)	For details of the non-equity incentive plan compensation provided to our named executive officers during 2018, please see the “Employment Agreements” section below.
(3)

Each of Messrs. Lucas and Garateix received an automobile allowance during 2018. The amounts disclosed above include such allowance, Company contributions with respect to the Company 401(k) plan and pension plan, an additional disability insurance policy and an additional life insurance policy for each of Messrs. Lucas, Widdicombe and Garateix. The amounts do not include the excess portion of the employer share of premiums offered to our named executive officers with respect to the following benefits which are generally available to all of the Company’s employees: health insurance, dental insurance, vision insurance, life insurance, short-term disability insurance and long-term disability insurance.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Stock Awards
Name	Number of Shares of or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares of Units of Stock that Have Not Vested ($)(1)
Bruce Lucas	300,000	4,416,000
Richard Widdicombe	100,000	1,472,000
Ernie Garateix	50,000	736,000

(1)

These restricted stock awards were granted on November 4, 2015, which have ratable annual vesting over five years’, subject to the executive’s continued employment with the Company through such date. The market value of these shares is shown based on the closing price of the Company’s stock on December 31, 2018, which was $14.72 per share.

All awards reported in the table above were granted under the Omnibus Incentive Plan, which was disclosed and adopted in connection with our initial public offering.

Employment Agreements

Mr. Lucas’ Employment Agreement

Effective November 4, 2015, Mr. Lucas entered into an amended and restated employment agreement (the “Lucas Amended Agreement”) with us to serve as our Chief Executive Officer until December 31, 2020. The Lucas Amended Agreement provides for (i) an annual base salary of $2.0 million commencing on January 1, 2016 (subject to annual cost of living and inflation-based adjustments), (ii) an incentive bonus under our Omnibus Incentive Plan of $1.75 million for each calendar year, beginning in 2016, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash bonus under the Company’s EBITDA bonus pool with a target amount equal to the greater of (A) $2.5 million or (B) the remainder of the Company’s bonus pool after paying all employee bonuses. In connection with entering into the Lucas Amended Agreement, Mr. Lucas received a grant of 750,000 shares of restricted stock, which vest in equal annual installments of 150,000 shares beginning on November 4, 2016.

Mr. Lucas would be entitled to his base salary and share-based compensation payments for the remainder of the employment term, under the Lucas Amended Agreement, in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If the Lucas Amended Agreement, expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal to his annual base salary in the final year of the agreement.

If Mr. Lucas dies during the term of the Lucas Amended Agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term.

Mr. Lucas may resign upon giving no less than 90 days’ notice.

If Mr. Lucas shall become unable to perform his duties by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend of the officership of Mr. Lucas. In the event of such suspension, Mr. Lucas shall remain an employee of the Company and receive its regular compensation and all its regular fringe benefits as set forth above through December 31st of the following year, in which case Mr. Lucas’ employment with the Company shall terminate at the end of such period if Mr. Lucas has not returned to the full-time performance of his duties.

In the event of a “change of control” (as defined in the Lucas Amended Agreement), Mr. Lucas would be entitled to continue receiving, through the remainder of the term of the Lucas Amended Agreement, (i) his base salary as in effect on the change of control date, (ii) his annual bonuses in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Upon a termination of employment for any reason, Mr. Lucas would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of one year and two years, respectively, following such termination.

Mr. Widdicombe’s Employment Agreement

Effective November 4, 2015, Mr. Widdicombe entered into an amended and restated employment agreement (the “Widdicombe Amended Agreement”) with us to serve as President of the Company until December 31, 2020. The Widdicombe Amended Agreement provides for (i) an annual base salary of $1.75 million commencing on January 1, 2016 (subject to annual cost of living and inflation-based adjustments), (ii) an incentive bonus under the Omnibus Incentive Plan of $375,000 for each calendar year beginning in 2016, subject to the Company’s achievement of at least $50 million in EBITDA for such year and (iii) an annual cash bonus under the Company’s EBITDA bonus pool with a target amount of $375,000 beginning in 2016. In connection with entering into the Widdicombe Amended Agreement, Mr. Widdicombe received a grant of 250,000 shares of restricted stock, which vest in equal annual installments of 50,000 shares beginning on November 4, 2016.

Mr. Widdicombe would be entitled to his base salary and share based compensation for the remainder of the employment term, under the Widdicombe Amended Agreement, in the event he is terminated by us without “Cause,” which is defined as (i) a breach of the employment agreement or (ii) any fraud, breach of fiduciary duty, gross negligence, embezzlement or misappropriation against the Company. If the Widdicombe Amended

Agreement expires without the Company offering him a new employment agreement with compensation levels similar to those offered under this agreement in the last year of its term, then he would be entitled to severance equal his annual base salary in the final year of the agreement.

If Mr. Widdicombe dies during the term of the Widdicombe Amended Agreement, his estate would be entitled to 50% of his base salary for the remainder of the employment term.

Mr. Widdicombe may resign upon giving no less than 90 days’ notice.

If Mr. Widdicombe shall become unable to perform his duties as provided for herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend of the officership of Mr. Widdicombe. In the event of such suspension, Mr. Widdicombe shall remain an employee of the Company and receive its regular compensation and all its regular fringe benefits as set forth above through December 31st of the following year, in which case Mr. Widdicombe’s employment with the Company shall terminate at the end of such period if Mr. Widdicombe has not returned to the full-time performance of his duties.

In the event of a “change of control” (as defined in the agreement), Mr. Widdicombe would be entitled to continue receiving, through the remainder of the term of the agreement, (i) his base salary as in effect on the change of control date, (ii) his annual bonuses in amounts no less than those paid in the preceding 12 months and (iii) employee benefits as in effect on the change of control date.

Upon a termination of employment for any reason, Mr. Widdicombe would continue to be subject to non-solicitation and non-competition restrictive covenants for periods of one year and two years, respectively, following such termination.

Mr. Garateix’s Employment Agreement

Effective November 4, 2015, Mr. Garateix entered into an employment agreement (the “Garateix Amended Agreement”) with us to serve as our Chief Operating Officer of the Company until December 31, 2020. The Garateix Amended Agreement provides for (i) an annual base salary of $750,000 commencing on January 1, 2016 (subject to annual cost of living and inflation-based adjustments) and (ii) an annual cash bonus of up to $100,000 under the Company’s EBITDA bonus pool during the term of the Garateix Amended Agreement, based on and subject to available funds in the Company’s EBITDA bonus pool. In connection with the Garateix Amended Agreement, Mr. Garateix received a grant of 125,000 shares of restricted stock, which vest in equal annual installments of 25,000 shares beginning on November 4, 2016.

Mr. Garateix may resign upon giving no less than 90 days’ notice.

Upon a termination of employment for any reason, Mr. Garateix would be subject to non-solicitation and non-competition restrictive covenants for periods of five years and two years, respectively, following such termination.

DIRECTOR COMPENSATION

The following table summarizes the annual compensation for our non-employee directors during 2018.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Pete Apostolou	150,000	—	150,000
Irini Barlas	150,000	—	150,000
Trifon Houvardas(3)	150,000	—	150,000
Steven Martindale	150,000	—	150,000
James Masiello	150,000	—	150,000
Nicholas Pappas	150,000	—	150,000
Joseph Vattamattam	150,000	—	150,000
Vijay Walvekar	150,000	—	150,000

(1)	Each of our non-employee directors received annual cash payments of $150,000, in connection with their provision of services to the Board during 2018.
(2)	We did not grant any stock options to our non-employee directors in 2018. As of December 31, 2018, none of our non-employee directors held any unexercised stock options.

(3)	Mr. Houvardas is not standing for re-election at the annual meeting.

The table above describes the compensation earned by our non-employee directors in 2018. Our processes and procedures for considering and determining the amount of compensation we pay our non-employee directors consist of a periodic review of director compensation by the Board.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of three non-employee directors, Irini Barlas, Joseph Vattamattam and Vijay Walvekar, each of whom the Board has determined to be an independent director as defined in the rules of the NYSE. The Audit Committee is a standing committee of the Board and operates under a written charter adopted by the Board, which is available at www.heritagepci.com on the “Investors” page listed as “Governance Documents” under the heading “Corporate Governance.” Among its other functions, the Audit Committee has the authority and responsibility to retain and terminate the engagement of the Company’s independent registered public accounting firm (the “independent auditors”).

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During 2018, at each of its meetings, the Audit Committee met with the senior members of the Company’s financial management team and the independent auditors. The Audit Committee’s agenda is established by the Audit Committee’s chairwoman and senior members of the Company’s financial management team. The Audit Committee met in private sessions with the Company’s independent auditors at certain of its meetings, and also separately with the Company’s head of internal audit, without management representation, to discuss financial management, accounting and internal control issues. The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors under the rules adopted by the Public Company Accounting Oversight Board.

The Company’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining their independence.

Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above shall not be incorporated by reference into this proxy statement.

Submitted by the Audit Committee of the Board of

Directors,

Irini Barlas (Chairwoman)

Joseph Vattamattam

Vijay Walvekar

FEES BILLED FOR SERVICES RENDERED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal year ended December 31, 2017, Grant Thornton was our independent registered public accounting firm and billed the approximate fees for 2017 set forth below. For fiscal year ended December 31, 2018, Grant Thornton was our independent registered public accounting firm from January 1, 2018 through June 14, 2018. On June 14, 2018, the Audit Committee approved the engagement of Plante & Moran as our new independent registered public accounting firm. The approximate fees billed by Plante & Moran for 2018 are set forth below:

Fees	Fiscal Year Ended December 31, 2018	Fiscal Year Ended December 31, 2017
Audit Fees(1)	$471,143	$1,338,086
Audit-Related Fees(2)	46,213	57,797
Tax Fees	—	78,236
All Other Fees	—	—

Total	$517,356	$1,474,119

(1)

Audit fees include fees billed for professional services rendered for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements included in our quarterly reports, and other related services that are normally provided in connection with statutory and regulatory filings. Audit fees for the year ended December 31, 2018 include periodic filings with the SEC. The 2018 audit fees consist of the fees billed by Plante & Moran during 2018 from the date they were engaged.

(2)

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include attest services related to financial reporting that are not required by statute or regulation, consultations concerning financial accounting and reporting standards and, for 2017, accounting consultations and due diligence in connection with mergers and acquisitions.

The Audit Committee has adopted certain policies and procedures regarding permitted audit and non-audit services and the annual pre-approval of such services. Each year, the Audit Committee will ratify the types of audit and non-audit services of which management may wish to avail itself, subject to pre-approval of specific services. Each year, management and the independent registered public accounting firm will jointly submit a pre-approval request, which will list each known and/or anticipated audit and non-audit services for the upcoming calendar year and which will include associated budgeted fees. The Audit Committee will review the requests and approve a list of annual pre-approved non-audit services. Any additional interim requests for additional non-audit services that were not contained in the annual pre-approval request will be approved during quarterly Audit Committee meetings.

All services provided by Grant Thornton and Plante & Moran during the fiscal year ended December 31, 2018 were approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In the ordinary course of our business, we have entered into transactions with our directors, officers and greater than 5% stockholders or companies in which they have a material interest. Our Audit Committee is responsible for approving related party transactions, as defined in applicable rules promulgated by the SEC. Our Audit Committee operates under a written charter pursuant to which all related party transactions are reviewed for potential conflicts of interest. Such transactions must be approved by our Audit Committee.

Agreement with Shannon Lucas

On January 1, 2017, Shannon Lucas (then Shannon Cloonen), the wife of Bruce Lucas, Chairman and CEO, entered into a consulting agreement with the Company, pursuant to which she agreed to provide consulting services related to the Company’s catastrophe reinsurance and risk management program to us at a rate of $400 per hour. Mrs. Lucas is an industry veteran with 17 years of insurance expertise and has served as the Company’s Director of Risk Management since 2013. Mrs. Lucas is responsible for all aspects of the Company’s reinsurance program, including catastrophe modeling, exposure risk management, reinsurance structuring and placement, reinsurance collections and audits, and reinsurance reporting for all regulators and rating agencies. Mrs. Lucas has extensive background in the insurance industry and has worked for several large insurance companies including Tower Hill Insurance Group, Florida Farm Bureau and United Property and Casualty Insurance Company, where she served as the Director of Risk Management. In 2018, Ms. Lucas received total cash compensation of approximately $628,800. The consulting agreement has no specific term and either party may terminate the agreement upon providing written notice. Additionally, Ms. Lucas currently serves as a director of our subsidiary Heritage Property & Casualty Insurance Company (“HPCI”). Ms. Lucas’ annual compensation for her role as a director of HPCI is $150,000.

Employment of Bob DeBoy

Bob DeBoy, the brother-in-law of Bruce Lucas, Chairman and CEO, joined the Company in February 2013 as a Claims Examiner. Mr. DeBoy reports directly to a Claims Manager. In 2018, Mr. DeBoy received total cash compensation of approximately $176,775. Mr DeBoy also participates in the Company’s benefit plans that are made available to all employees.

Employment of Kevin Widdicombe

Kevin Widdicombe, the son of Richard Widdicombe, President, joined the Company in July 2013 as a Risk Modeling Analyst. Mr. Widdicombe reports directly to the Data Warehouse Manager. In 2018, Mr. Widdicombe received total cash compensation of approximately $208,400. Mr. Widdicombe also participates in the Company’s benefit plans that are made available to all employees.

OTHER INFORMATION

Stockholder Proposals for the 2020 Annual Meeting

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2020 annual meeting of stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Secretary of the Company on or before December 5, 2019. Stockholder proposals to be presented at the 2020 annual meeting of stockholders which are not to be included in the Company’s proxy materials must be received by the Company no earlier than January 2, 2020 and no later than February 1, 2020, in accordance with the procedures in the Company’s Bylaws.

Expenses of Solicitation

The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. The Company pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy materials to their customers or principals. We have engaged Georgeson LLC (“Georgeson”) as our proxy solicitor at an anticipated cost of approximately $14,000 plus reasonable out-of-pocket expenses. This estimate is subject to the final solicitation campaign approved by us and Georgeson.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and other proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement and other proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides convenience for stockholders and cost savings for companies.

We have delivered only one copy of our proxy materials and other proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of our proxy statement (and any other proxy materials and documents sent therewith), as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. Stockholders should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit their request to our transfer agent in writing addressed to: Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842-3170. In addition, stockholders who currently receive multiple copies of our proxy statement and other proxy materials at their address and would like to request “householding” of their communications should contact their broker or, if a stockholder is a direct holder of shares of our common stock, they should submit a request to our transfer agent in writing at the address above.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 1, 2019

This proxy statement and our 2018 Annual Report are available online at http://www.edocumentview.com/HRTG.

Your vote matters - here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., EST, on April 30, 2019.
Online Go to www.investorvote.com/HRTG or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HRTG

2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2.

1. Election of Directors:	+

	For	Withhold		For	Withhold		For	Withhold
01 - Bruce Lucas	☐	☐	02 - Richard Widdicombe	☐	☐	03 - Panagiotis (Pete) Apostolou	☐	☐
04 - Irini Barlas	☐	☐	05 - Steven Martindale	☐	☐	06 - James Masiello	☐	☐
07 - Nicholas Pappas	☐	☐	08 - Joseph Vattamattam	☐	☐	09 - Vijay Walvekar	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2019.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

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0313XD

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Heritage Insurance Holdings, Inc. Stockholders

Wednesday, May 1, 2019, 10:00 a.m. ET

The Grand Hyatt Tampa Bay

2900 Bayport Dr.

Tampa, Florida 33607

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HRTG

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy – Heritage Insurance Holdings, Inc.	+

Notice of 2019 Annual Meeting of Stockholders

The Grand Hyatt Tampa Bay, 2900 Bayport Dr., Tampa, Florida 33607

Proxy Solicited by Board of Directors for Annual Meeting – May 1, 2019

Bruce Lucas, Richard Widdicombe and Ernie Garateix, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Heritage Insurance Holdings, Inc. to be held on May 1, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees and FOR the ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm for fiscal year 2019.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

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